Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	INVESTOR RELATIONS	MEDIA RELATIONS
	Rachel Carroll VP Corporate Communications P: 212 920 3500 E: rcarroll@ener1.com	Jon Coifman Waggener Edstrom Worldwide P: 212 907 6516 E: jcoifman@waggeneredstrom.com

Ener1 Reports Third Quarter 2008 Results

New York, NY (November 13, 2008) – Ener1, Inc. (AMEX: HEV), maker of advanced lithium-ion battery solutions to power the next generation of hybrid, plug-in hybrid and pure electric vehicles, today reported its third quarter 2008 financial results. EnerDel, Ener1’s lithium-ion battery subsidiary, is on target to begin volume production at the beginning of 2009, and the third quarter represented a crucial transition period in preparation for this milestone. The following highlights significant events that occurred since the second quarter conference call:

•	EnerDel received a purchase order to deliver two prototype plug-in hybrid lithium-ion battery packs to one of the largest European auto manufacturing companies. These prototype packs are to be used in testing in a current vehicle model. The prototype pack is about half of the size of the Think City Electric Vehicle pack that EnerDel currently produces. We expect to deliver the two packs in February, 2009.

•	EnerDel will supply one prototype electric vehicle pack for a demonstration vehicle to one of the largest international tier one OEM supply companies. Delivery is expected by the end of November, 2008.

•	Ener1 completed the acquisition of approximately 85% of the capital stock of Enertech International, a producer of lithium-ion battery cells. The purchase of Enertech allowed Ener1 to obtain a production-ready facility for an estimated 50 cents on the dollar when compared to building a similar facility from the ground up. Enertech has been supplying cells to EnerDel for the past nine months in connection with Ener1’s production of battery packs under its contract with Think.

•	Ener1 has added considerable engineering and management talent to its EnerDel subsidiary, as it scales production capacity to begin commercial production of the Th!nk City vehicle in 2009. Our global employee base with the acquisition of Enertech is now 450.

•	EnerDel is in the process of installing production equipment at its plant in Indianapolis. A large format coater, 43 meters in length, was delivered in September and is more than halfway through its two-month installation schedule (a photograph of the work in progress is available on the Ener1 web site). EnerDel has already installed and tested a cell stacking machine, another critical piece of equipment. Ener1 continued to accelerate R&D spending during the quarter as the company progressed towards meeting delivery milestones under the Supply Agreement with Think. R&D spending was $6.1 million in the third quarter compared to $5.4 million in the second quarter; the increase was due to the production costs of the Think battery packs.

•	Shareholder’s equity now stands at $52 million. The Enertech acquisition will add approximately an additional $45 million to permanent capital.

“The third quarter was characterized by a firm-wide acceleration to production readiness, as we approach the commercial launch of the EnerDel battery in the Th!nk City vehicle scheduled for the first quarter of 2009,” said Ener1 Chairman and CEO Charles Gassenheimer. “This strategic partnership will enable our battery to be the first commercially available lithium-ion technology for automotive use. The acquisition of a world class lithium-ion production facility in Korea highlights Ener1’s ability to meet production needs as they arise.”

“Ener1 is fast becoming a true end to end battery systems provider with premier cell technology solutions,” continued Mr. Gassenheimer. “We have the ability to work with multiple chemistries, possess leading expertise in the field of systems integration, and through the acquisition of Enertech, today possess a global manufacturing footprint ready to produce cells, modules and battery packs to supply automotive markets worldwide. Fully built-out, under our current pricing assumptions, Ener1’s manufacturing facilities can scale to produce $700 million in revenues. We remain excited about the proposition that our business model is extremely scalable and that our anticipated return on capital expenditures remains robust.”

Management will host a conference call this morning at 10:00 a.m. Eastern Standard Time to discuss the third quarter results and give guidance on the company’s financial position and objectives. To participate in the conference call, please dial (888) 713-4218 from within the United States, or (617) 213-4870 from outside the United States. The participant pass code is 86551873.

-ends-

Certain statements made in this press release constitute forward-looking statements that are based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors. All forward-looking statements speak only as of the date of this press release and the company does not undertake any obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this press release.

About Ener1, Inc.:

Ener1 develops and manufactures compact, high performance lithium-ion batteries to power the next generation of hybrid and electric vehicles. The publicly traded company (Amex: HEV - News) is led by an experienced team of engineers and energy system experts at its EnerDel subsidiary located in Indiana. EnerDel has developed proprietary battery systems based on technology originally pioneered with the assistance of the Argonne National Lab.

Ener1 is seeking to become the first company to mass-produce a cost-competitive lithium-ion battery for hybrid and electric vehicles. Demand for battery solutions is being driven by a need to reduce dependence on oil as well as growing concern about vehicle emissions. In addition to the automobile market, applications for Ener1 lithium-ion battery technology include medical, military, aerospace, electric utility and other growing markets.

Major shareholders of Ener1 include Ener1 Group, Inc., a privately held, global investment and advisory firm, and ITOCHU Corporation, a Japanese trading company and distributor of manufacturing equipment essential to lithium-ion battery production. ITOCHU has annual revenue of approximately $90 billion and offices in more than 80 countries. Ener1 has also received funding from a growing number of institutional investors.

In addition to battery technology, Ener1 develops commercial fuel cell products through its EnerFuel subsidiary and nanotechnology-based materials and manufacturing processes for batteries and other applications through its NanoEner subsidiary.

ENER1, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands)

	September 30,	December 31, 2007
	2008
ASSETS

Current assets

Cash	$18,652	$24,826

Accounts receivable	2,519	102

Inventory	356	—

Other current assets	1,360	702

Total current assets	22,887	25,630

Property and equipment, net	12,675	4,287

Equipment deposits	2,902	—

Goodwill	23,158	—

Other assets	268	1,384

Total assets	$61,890	$31,301

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities

Accounts payable and accrued expenses	$5,382	$3,798

Derivative liabilities	—	10,144

Capital lease obligations, current portion	1,157	—

Other current liabilities	—	315

Total current liabilities	6,539	14,257

Capital lease obligations, less current portion	2,995	—

Convertible notes, advances and accrued interest due to related party, net of discounts of $0 and $5,250, respectively	—	8,315

2004 senior convertible debentures, net of discount of $0 and $3,597, respectively	—	6,037

2005 senior convertible debentures, net of discount of $0 and $940, respectively	—	1,141

Total liabilities	9,534	29,750

EnerDel, Inc. Series A Redeemable Preferred Stock,

liquidation preference $8,000	—	8,577

STOCKHOLDERS’ EQUITY (DEFICIT)	52,356	(7,026)

Total liabilities and stockholders’ equity (deficit)	$61,890	$31,301

ENER1, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Net sales	$39	$48	$573	$167

Operating expenses

General and administrative	2,400	1,674	7,161	5,818

Research and development, net	6,070	3,642	14,519	8,330

Warrant modification expense	—	—	—	583

Depreciation and amortization	261	134	559	365

Total operating expenses	8,731	5,450	22,239	15,096

Loss from operations	(8,692)	(5,402)	(21,666)	(14,929)

Other income (expense):

Interest expense	(105)	(4,192)	(11,730)	(11,353)

Gain on derivative liabilities	—	(512)	3,936	991

Other, net	93	28	402	(47)

Total other expense	(12)	(4,676)	(7,392)	(10,409)

Loss before income taxes	(8,704)	(10,078)	(29,058)	(25,338)

Minority interest	(299)	(513)	(1,495)	(1,456)

Net loss	(9,003)	(10,591)	(30,553)	(26,794)

Preferred stock dividends	—	(537)	—	(1,581)

Net loss attributable to common shareholders	$(9,003)	$(11,128)	$(30,553)	$(28,375)

Net loss per share: basic and diluted	$(0.08)	$(0.16)	$(0.30)	$(0.44)

Weighted average shares outstanding:
Basic and diluted	106,353	68,678	100,601	65,098

Share and per share data for the three and nine months ended September 30, 2007 have been adjusted to reflect a 1 for 7 reverse stock split effective April 24, 2008.